Exhibit 99.1



      RISKS FACTORS RELATED TO THE PROPOSED MERGER WITH USWEB CORPORATION

RISKS RELATED TO THE MERGER

Difficulties of Integrating USWeb and CKS Group. Following the Merger, to maintain and increase profitability and to achieve the anticipated benefits of the Merger, the Combined Company will need to effectively and efficiently integrate the two companies' operations in a timely manner. In particular, the Combined Company will need to integrate (i) management, technical, creative and other personnel, (ii) technical and creative service offerings, (iii) sales and marketing efforts and (iv) financial, accounting and other operational controls, procedures, information systems and policies. The integration process will be further complicated by the need to integrate widely dispersed operations and distinct corporate cultures. There can be no assurance that such integration will be accomplished in an efficient or effective manner, if at all. The integration process will require the dedication of management and other personnel which may distract their attention from the conduct of day-to-day business activities, the formulation of strategy and the rapidly evolving industry in which the Combined Company will compete. In addition, the integration process will require the development of new service offerings and the pursuit of other business acquisition opportunities. These factors, in turn, could interrupt or cause a loss of momentum in the pre-Merger activities of either or both companies following the Merger, and could lead customers to defer, reduce and/or cancel purchase decisions or to select other vendors. The business of the Combined Company also may be disrupted by employee departures or reductions in employee productivity due to uncertainty during the integration process. The integration of USWeb and CKS Group will be made more difficult by the large number of other relatively small businesses recently acquired by the two companies, some of which the companies still are in the process of integrating into their respective businesses. Moreover, while USWeb and CKS Group each recently have acquired other businesses, neither USWeb nor CKS Group has attempted an acquisition with the scope or magnitude of the Merger. Difficulties encountered in the transition and integration process, disruption caused by the process of combining the companies, the diversion of management and employee attention from day-to-day and other activities, or an inability to effectively and efficiently integrate the operations of the companies in a timely manner could have a material adverse effect on the business, financial condition, results of operations and prospects of the Combined Company and on the anticipated benefits of the Merger. See "--Risks Related to the Combined Company, USWeb and CKS Group--Integration of Other Acquired Businesses."

Risk of Failure to Achieve Synergies. USWeb and CKS Group have entered into the Reorganization Agreement with the expectation that the Merger will result in beneficial operating synergies. These expectations are based on certain assumptions, including that clients desire integrated Internet professional services and marketing communications from a single vendor, that the two companies will be able to sell their respective expertise to one another's current customers, that the increased scale of the business will make the Combined Company a more desirable partner for Fortune 500 accounts, and that certain cost savings can be realized. The inability to achieve the desired synergies for any reason could have a material adverse effect on the business, financial condition, results of operations and prospects of the Combined Company and on the benefits anticipated from the Merger. See "Approval of the Merger and Related Transactions--Joint Reasons for the Merger."

Uncertain Market Acceptance of the Reinvent Communications Brand; Market Confusion Caused by Replacement of USWeb and CKS Group Brands. USWeb and CKS Group have each invested significant efforts in building brand recognition and customer acceptance of their respective brand names. The Combined Company believes that transferring market acceptance for the USWeb and CKS Group brands to the Reinvent Communications brand will be an important aspect of its efforts to retain and attract clients. The Combined Company expects that the importance of recognition and acceptance of the Reinvent brand will increase due to the increasing number of companies entering the market for Internet marketing and communications services. Promoting and positioning the Reinvent brand will depend largely on the success of the Combined Company's marketing efforts and the ability of the Combined Company to provide high quality, reliable and cost-effective services in the areas of Internet marketing, communications, strategy consulting, analysis and design, technology development, implementation and integration, audience development, and maintenance. If clients do not perceive the Combined Company's services as meeting their needs, or if the Combined Company fails to market those services effectively, the Combined Company will be unsuccessful in maintaining and strengthening its brand. In addition, although the Combined Company intends to centralize its marketing efforts, it intends to provide a significant part of its client services through individual consulting offices and client dissatisfaction with the performance of a single office could diminish the value of the Reinvent brand. Furthermore, in order to promote the Reinvent brand in response to competitive pressures, the Combined Company may find it necessary to increase its marketing expenditures or otherwise increase its financial commitment to creating and maintaining brand loyalty and awareness among existing and potential clients. If the Combined Company fails to promote and maintain its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, the Combined Company's business, financial condition, results of operations and prospects will be materially adversely affected and the Combined Company will not achieve the benefits anticipated from the Merger. See "USWeb Corporation--USWeb Business--Services" and "--Marketing."

Risks Associated with Fixed Exchange Ratio. At the Effective Time, each outstanding share of CKS Group Common Stock will be converted into the right to receive 1.5 shares of USWeb Common Stock. Because the Exchange Ratio is fixed, it will not increase or decrease with fluctuations in the market price of either USWeb Common Stock or CKS Group Common Stock. The specific market value of the shares of USWeb Common Stock to be received by CKS Group stockholders in the Merger will, therefore, depend on the market price of the USWeb Common Stock on and after the Effective Time. USWeb Common Stock and CKS Group Common Stock historically have been subject to substantial price volatility. In the event that the market price of USWeb Common Stock decreases or increases prior to the Effective Time, the market value of the USWeb Common Stock to be received by CKS Group stockholders in the Merger would correspondingly decrease or increase. USWeb and CKS Group stockholders are advised to obtain current market quotations for USWeb Common Stock and CKS Group Common Stock immediately prior to the Special Meetings. See "--Risks Related to the Combined Company, USWeb and CKS--Volatility of Stock Price", "Summary--Market and Price Data," and "Comparative Market Price Data."

Dependence upon Key Personnel and Integration of Management. The success of the Combined Company will depend upon the retention of senior executives and other key employees who are critical to the continued advancement, development and support of the companies' technologies as well as ongoing sales and marketing efforts. As commonly occurs with mergers of technology companies, during the pre-merger and integration phases competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the Merger could also cause increased turnover. USWeb and CKS Group employees are generally not bound by employment agreements or noncompetition covenants. The recent decline in stock market prices in general, and the stock prices of both USWeb and CKS Group in particular, may have the effect of decreasing the incentive value of stock options or other equity held by employees and thereby increase the risk of employee turnover. There can be no assurance that the Combined Company will be able to retain key creative, technical, sales or marketing personnel prior to or after the Merger. The loss of the services of any key personnel or of any significant group of employees could have a material adverse effect on the Combined Company's business, results of operations, financial condition and prospects and on the benefits anticipated from the Merger.

The Combined Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to operate effectively, both independently and as a group. In addition, some members of management will have new roles in the Combined Company. No assurance can be given that management will succeed in their roles or that the Combined Company can efficiently allocate management responsibilities and cause its officers and senior managers to operate effectively as a group.

Client Uncertainty; Conflicts. Uncertainty regarding the Merger and the ability of USWeb and CKS Group to effectively integrate their operations without significant reduction in quality of service could lead certain customers to defer purchase decisions or select other vendors. In addition, some clients desire that their vendors avoid providing similar services to the competitors of such clients. The Merger and resulting combination of client bases may generate client conflicts and potentially cause the loss of current clients or an inability to perform services for certain competing businesses. The loss of significant clients or an inability to provide services to a significant group of potential clients could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Substantial Expenses Resulting from the Merger. The negotiation and implementation of the Merger will result in significant pre-tax expenses to USWeb and CKS Group. Excluding costs associated with combining the operations of the two companies and costs associated with the proposed name change of the Combined Company to Reinvent Communications, Inc. (which costs are difficult to estimate), pre-tax expenses are estimated at approximately $18 million, primarily consisting of fees for investment bankers, attorneys, accountants, regulatory compliance, financial printing and other related charges. The aggregate amount of such expenses may be greater and unanticipated contingencies could occur that would substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger are expected to negatively affect results of operations in the quarter ending December 31, 1998 and possibly the quarter ending March 31, 1999. The substantial majority of these costs will have been incurred whether or not the Merger is approved or consummated.

RISKS RELATED TO THE COMBINED COMPANY, USWEB AND CKS GROUP

Fluctuations in Quarterly Operating Results and Margins; Seasonality of Business. Each of USWeb's and CKS Group's operating results have fluctuated in the past and the Combined Company's operating results are likely to fluctuate in the future as a result of a variety of factors, many of which will be outside of the Combined Company's control. Some of these factors include timing of the completion, material reduction or cancellation of major projects or the loss of a major client; the amount and timing of the receipt of new business; timing of hiring or loss of personnel; the amount and timing of the opening or closing of an office; the amount and the relative mix of high-margin creative or strategy consulting projects as compared to lower margin projects, capital expenditures and other costs relating to the expansion of operations; the level of demand for Intranet, Extranet and Web site development; the productivity of consultants; the ability to maintain adequate staffing to service clients effectively; the cost of advertising and related media; the amount and timing of expenditures by clients for professional services; the introduction of new products or services by competitors; pricing changes in the industry; the relative mix of lower cost full-time employees versus higher cost independent contractors; technical difficulties with respect to the use of the Internet; economic conditions specific to Internet technology usage; government regulation and legal developments regarding the use of the Internet; and general economic conditions. The Company Combined may also experience seasonality in its business, resulting in diminished revenues as a consequence of decreased demand for professional services during summer and year-end vacation and holiday periods. Due to all of the foregoing factors, the Combined Company's operating results in any given quarter may fall below the expectations of securities analysts and investors. In such event, the trading price of the Combined Company's Common Stock would likely be materially and adversely affected and litigation may ensue. See "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations."

CKS Group has experienced some seasonality in its business which results from timing of product introductions and business cycles of CKS Group's clients. CKS Group's revenues for the first fiscal quarter tend to be somewhat lower than for the preceding fourth quarter because many clients have expended most of their marketing budgets prior to the end of the calendar year and do not release funds from the next calendar year's marketing budget until mid- to late January. For the foregoing reasons and other factors, historical revenues and operating results of USWeb and CKS Group are not necessarily meaningful and cannot be relied upon as indicators of future performance of the Combined Company.

USWeb's and CKS Group's historical financial data is of limited value in planning future operating expenses. Accordingly, the Combined Company's expense levels will be based in part on its expectations concerning future revenues and will be fixed to a large extent. The Combined Company will be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for services could have an immediate and material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Limited Operating History; Accumulated Deficit; Evolving Business
Model. USWeb was founded in December 1995, has incurred net losses since inception and as of June 30, 1998 had an accumulated deficit of $149.4 million. The predecessor company to CKS Group was founded in 1987. Accordingly, the Combined Company will have only a limited operating history on which to base an evaluation of its business and prospects. The Combined Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Internet professional services. Such risks for the Combined Company include, but are not limited to, an evolving business model. To address these risks, the Combined Company must, among other things, strengthen its business development and management activities while continuing to expand its network of consulting offices, continue to develop the strength and quality of its operations, maximize the value delivered to clients by the Combined Company Internet Strategy and Solutions Center (the "Strategy and Solutions Center"), develop and enhance the Combined Company brand, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the Combined Company will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Dilution, Earnings and Growth. The Combined Company expects that future acquisition agreements, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. The number of shares which may be issued in future acquisitions will depend on the market price of the Combined Company's Common Stock and a variety of other factors and, as a result, future acquisitions may have a significant dilutive impact on USWeb's and CKS Group's existing stockholders. The Merger will dilute the percentage ownership held by the stockholders of each of USWeb and CKS Group in the Combined Company when compared to their ownership in each of the respective companies. USWeb has outstanding a large number of warrants and both USWeb and CKS Group have outstanding a large number of stock options to purchase Common Stock of the respective companies, many of which have exercise prices significantly below the market price of each company's respective Common Stock as of the date of this Joint Proxy Statement/Prospectus. To the extent such options or warrants are exercised, there will be further dilution. The Combined Company expects to continue to make acquisitions to fill strategic needs and expand internationally. If such acquisitions are made using the Combined Company's securities, such acquisitions could result in significant dilution to the Combined Company's stockholders. USWeb currently has in effect a shelf Registration Statement, which registers 16,666,667 shares of its Common Stock (of which approximately 11,341,723 shares remain available for future issuance as of June 30, 1998,, which may be used for future acquisitions. Pursuant to its prior acquisition agreements, USWeb may be required to issue substantial additional stock to the sellers of the acquired companies as well as stock options and stock bonuses to the employees of the acquired companies. These obligations will continue following the Merger. Furthermore, the Combined Company expects to continue to enter into selected acquisition agreements that require it to issue stock, stock options and stock bonuses to the stockholders and employees of acquired companies. Although such additional issuances have not resulted in significant dilution to date, they could be material in the future. For these reasons, the Combined Company's acquisition program may result in further substantial ownership dilution.

While the Combined Company is expected to generate higher earnings per share than those historically generated by USWeb, it is also expected to generate lower earnings per share than those historically generated by CKS Group and, therefore, CKS Group stockholders may experience dilution of earnings per share as a result of the Merger. CKS Group's business has historically grown at a lower rate than USWeb's historic growth rate. In addition, although USWeb has had significant growth in net revenue and net income in absolute terms, USWeb's growth rate has slowed in recent periods. The Combined Company is expected to have an overall lower growth rate than USWeb's historic growth rate both because of the Merger and the decrease in growth rate as the size and maturity of the Combined Company increases.

Recruitment and Retention of Consulting Professionals. The Combined
Company's business of delivering Internet professional services is labor intensive. Accordingly, the Combined Company's success depends in large part on its ability to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future. The Combined Company will encounter intense competition for qualified personnel from other companies, and there can be no assurance that it will be able to identify, hire, train and or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Integration of Other Acquired Businesses. Over the 24-month period ended September 1, 1998, USWeb completed acquisitions of over 30 businesses and CKS Group completed acquisitions of six businesses. The difficulties of integrating USWeb's and CKS Group's businesses may be exacerbated by the size and number of prior business combinations. Further, the Combined Company's future performance will depend on its ability to integrate these acquired businesses, which, even if successful, may take a significant period of time, will place a significant strain on the Combined Company's resources, and could subject it to additional expenses during the integration process and to the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Combined Company's ongoing business, the inability of management to maximize the financial and strategic position of the Combined Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. There can be no assurance that the services, technologies, key personnel and businesses of previously acquired companies will be effectively integrated into the Combined Company's business or service offerings, or that such integration will not adversely affect the Combined Company's business, financial condition, results of operations or prospects. There can also be no assurance that any acquired services, technologies or businesses will contribute at anticipated levels to the Combined Company's sales or earnings, or that the sales and earnings from combined businesses will not be adversely affected by the integration process. Because a majority of the Combined Company's acquisitions have been completed since March 1997, the Combined Company is currently facing all of these challenges and its ability to meet them over the long term has not been established. The failure to integrate such acquisitions successfully could have a material adverse effect on the business, financial condition, results of operations and prospects of the Combined Company. See "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations-- Acquisition of Internet Professional Services Firms," "USWeb Corporation-- USWeb Business--Strategy," "--Consulting Office Network Development" and "-- Employees."

Risks Related to Future Acquisitions. A key component of the Combined Company's continued growth strategy is expected to be the acquisition of professional service firms that meet the Combined Company's goals for strategic growth and international expansion. The successful implementation of this acquisition strategy will depend on the Combined Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Combined Company. There can be no assurance that the Combined Company will be able to continue to identify additional suitable acquisition candidates or that the Combined Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Combined Company may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than the Combined Company. Competition for these acquisition targets may also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on the Combined Company's reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Lack of client satisfaction or performance problems with an acquired firm could also have a material adverse impact on the reputation of the Combined Company as a whole, and any acquired subsidiary could significantly underperform relative to the Combined Company's expectations. For all of these reasons, the Combined Company's pursuit of an overall acquisition strategy or any individual pending or future acquisition may have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects. To the extent the Combined Company chooses to use cash consideration for acquisitions in the future, the Combined Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all. As the Combined Company issues stock to complete future acquisitions, existing stockholders will experience further ownership dilution. See "--Dilution, Earnings and Growth" "--Future Capital Needs; Uncertainty of Additional Financing," "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations," and "USWeb Corporation--USWeb Business--Consulting Office Network Development" and Note 1 to Consolidated Financial Statements.

Risks Associated with Failure to Manage Growth. The growth of each of USWeb and CKS Group has placed, and any further expansion of the Combined Company would continue to place, a significant strain on the company's limited personnel, management and other resources. In the future, the Combined Company will be required to attract, train, motivate and manage new employees successfully, to effectively integrate new employees into its operations and to continue to improve its operational, financial, management and information systems and controls. There can be no assurance that the Combined Company's systems, procedures or controls will be adequate to support the Combined Company's operations or that the Combined Company's management will be able to achieve the rapid execution necessary to exploit the market for the Combined Company's business model. The failure to effectively manage any further growth could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Risks Associated with International Operations. Upon completion of the
Merger, the Combined Company will have ten offices outside of the United States; however, it has limited experience in either managing an international network of consulting offices or in marketing services to international clients. The Combined Company expects to incur significant costs to do both. If revenues from international consulting offices are not adequate to offset the expenses of establishing and maintaining international operations and of localizing the Combined Company's marketing programs, the Combined Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Combined Company will be able to establish and maintain international consulting offices or market its services to international clients. In addition to the uncertainty as to the Combined Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; potentially adverse differences in business customs, practices and norms; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; software piracy; seasonal reductions in business activity; and potentially adverse tax consequences, any of which could adversely affect the Combined Company's international operations. There can be no assurance that one or more of the factors described above will not have a material adverse effect on the Combined Company's future international operations and, consequently, on the Combined Company's business, financial condition, results of operations and prospects. See "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition; Low Barriers to Entry. The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Combined Company expects competition to persist, intensify and increase in the future. The Combined Company's competitors can be divided into several groups: computer hardware and service vendors such as International Business Machines Corporation ("IBM"), Digital Equipment Corporation ("DEC") and Hewlett-Packard Company ("Hewlett-Packard"); advertising and media agencies such as Ogilvy & Mather, Young & Rubicam, and Foote, Cone & Belding; Internet integrators and Web presence providers such as Agency.com, iXL Holding, Inc. ("iXL"), Organic Online, Inc. ("Organic Online"), Proxicom, Inc. ("Proxicom"), Sapient (which recently announced a business combination with Studio Archetype, a design and branding firm); large information technology consulting service providers such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation ("EDS"); telecommunications companies such as AT&T Corporation ("AT&T") and MCI Communications Group ("MCI"); Internet and online service providers such as America Online Incorporated ("America Online"), NETCOM On-Line Communications Services Inc. ("ICG Netcom") and UUNet Technologies, Inc. ("UUNet"); and software vendors such as Lotus Development Corporation ("Lotus"), Microsoft Corporation ("Microsoft"), Netscape Communications Corp. ("Netscape"), Novell, Inc. ("Novell") and Oracle Corporation ("Oracle"). Many of the Combined Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the Combined Company and could decide at any time to increase their resource commitments to the Combined Company's target markets. In addition, the market for Intranet, Extranet and Web site development is relatively new and subject to continuing definition, and, as a result, may better position the Combined Company's competitors to compete in this market as it matures. As a strategic response to changes in the competitive environment, the Combined Company may from time to time make certain pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects. Competition of the type described above could materially adversely affect the Combined Company's business, results of operations, financial condition and prospects.

In addition, the Combined Company's ability to maintain its existing client relationships and generate new clients will depend to a significant degree on the quality of its services and its reputation among its clients and potential clients, compared with the quality of services provided by, and the reputations of, the Combined Company's competitors. To the extent the Combined Company loses clients to its competitors because of dissatisfaction with the Combined Company's services or its reputation is adversely affected for any other reason, the Combined Company's business, financial condition, results of operations and prospects could be materially adversely affected.

There are relatively low barriers to entry into the Combined Company's business. Because professional services firms such as USWeb and CKS Group rely on the skill of their personnel and the quality of their client service, they have no patented technology that would preclude or inhibit competitors from entering their markets. The Combined Company is likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Combined Company, which could have a material adverse effect on its business, financial condition, results of operations and prospects. See "USWeb Corporation--USWeb Business-- Competition."

Reliance Upon Key Strategic Relationships. USWeb and CKS Group have established a number of strategic relationships with leading hardware and software companies, including Intel Corporation ("Intel"), Microsoft, SAP America Inc. ("SAP"), Hewlett-Packard, Pandesic LLC ("Pandesic," the Internet company from Intel and SAP), Sun Microsystems, Inc. ("Sun Microsystems"), Reuters Ltd. ("Reuters") and NBC Multimedia, Inc., and with the Interpublic Group of Companies, a leading advertising consortium. The loss of any one of these strategic relationships would deprive the Combined Company of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of the Combined Company's strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships, certain of which are terminable at-will by the parties, would not be sufficient to force the strategic relationship to continue effectively if that were otherwise not in the strategic partner's best interests. In the event that any strategic relationship is terminated, the Combined Company's business, financial condition, results of operations and prospects may be materially adversely affected. See "USWeb Corporation--USWeb Business--Strategy" and "--Strategic Relationships."

Developing Internet Economy, Market for e-Commerce Solutions; Unproven Acceptance of the Combined Company's Complete Media Solutions and Client Outsourcing. A substantial portion of the Combined Company's revenues is expected to be derived from services that depend upon the adoption of Internet solutions by companies to improve their business positioning and processes, and the continued development of the World Wide Web, the Internet and e-Commerce. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, lack of development of complementary products, implementation of competing technology, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, governmental regulation, or other reasons. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. Moreover, critical issues concerning the use of Internet and e-Commerce solutions (including security, reliability, cost, ease of deployment and administration and quality of service) remain unresolved and may affect the growth of the use of such technologies to maintain, manage and operate a business, expand product marketing, improve corporate communications and increase business efficiencies. The adoption of Internet solutions for these purposes, particularly by those individuals and enterprises that have historically relied on traditional means, can be capital intensive and generally requires the acceptance of a new way of conducting business and exchanging information. If critical issues concerning the ability of Internet solutions to improve business positioning and processes are not resolved or if the necessary infrastructure is not developed, the Combined Company's business, financial condition, results of operations and prospects will be materially adversely affected.

Even if these issues are resolved, there can be no assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to Internet professional services firms. Companies may decide to assign the design, development and implementation of Internet solutions to their internal information technology divisions, which have ready access to both key client decision makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Intranets, Extranets or Web sites in-house. If the market for such services does not continue to develop or develops more slowly than expected, or if the Combined Company's services do not achieve market acceptance, its business, results of operations, financial condition and prospects will be materially adversely affected. See "USWeb Corporation--USWeb Business--Industry Background" and "--Strategy."

Volatility of Stock Price. The trading prices of USWeb Common Stock and CKS Group Common Stock have historically been subject to wide fluctuations, due to a variety of factors including announcements regarding financial results, acquisitions, and significant orders. Failure to achieve periodic revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firms or industry analysts could result in an immediate and adverse effect on the market price of the Combined Company's common stock. The Combined Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in a greater immediate and adverse effect on the common stock of the Combined Company. In addition, the stock market, which has recently been at or near historic highs, has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Conflicts of Interest. Conflicts of interest are inherent in certain segments of the marketing communications industry, particularly in advertising. CKS Group has in the past, and the Combined Company likely will in the future, be unable to pursue potential advertising and other opportunities because such opportunities will require the Combined Company to provide services to direct competitors of existing CKS Group or USWeb clients. In addition, CKS Group and USWeb risk alienating or straining relationships with existing clients each time CKS Group or USWeb agree to provide services to even indirect competitors of existing CKS Group or USWeb clients. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and preclude access to business prospects, either of which developments could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Rapid Technological Change. The market for Internet professional services and marketing communications services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Combined Company's existing service practices and methodologies obsolete. The Combined Company's success will depend, in part, on its ability to improve its existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. Failure to do so could result in the loss of existing customers or the inability to attract and retain new customers, either of which developments could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects. There can be no assurance that the Combined Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Combined Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, its business, financial condition, results of operations and prospects would be materially adversely affected. See "USWeb Corporation--USWeb Business--Strategy" and "--Clients."

Risks of Fixed-Price Engagements. CKS Group generates a significant portion of its revenues through project fees on a fixed fee for service basis and USWeb intends to increase the percentage of its engagements that are billed on a fixed-price basis, as well as the percentage of revenues derived from fixed-price engagements, as distinguished from USWeb's current principal method of billing on a time and materials basis. Both USWeb and CKS Group assume greater financial risk from fixed-price type contracts than on either time-and-material or cost-reimbursable contracts. The failure to estimate accurately the resources and time required for an engagement, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete fixed-price engagements within budget, on time and to clients' satisfaction would expose the Combined Company to risks associated with cost overruns and, in certain cases, penalties, any of which could have a material adverse effect on the Combined Company's business, results of operations and financial condition. See "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations."

Intellectual Property Risks. Each of USWeb and CKS Group regard their copyrights, trademarks, trade secrets (including their methodologies, practices and tools) and other intellectual property rights as important to the success of the Combined Company. To protect their rights in these various intellectual properties, both USWeb and CKS Group have relied on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with their employees, Affiliates, clients, strategic partners, acquisition targets and others to protect its proprietary rights. USWeb and CKS Group have also registered several of their trademarks in the U.S. and internationally. Effective trademark, copyright and trade secret protection may not be available in every country in which USWeb or CKS Group offer or intend to offer their services. There can be no assurance that the steps taken by USWeb or CKS Group to protect their proprietary rights will be adequate or that third parties will not infringe or misappropriate USWeb's or CKS Group's proprietary rights, or that USWeb or CKS Group will be able to detect unauthorized use and take appropriate steps to enforce their rights. In addition, although USWeb and CKS Group believe that their proprietary rights do not infringe on the intellectual property rights of others, there can be no assurance that other parties will not assert infringement claims against the Combined Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, patents recently issued to third parties regarding business processes, and the potential for more such patents in the future, may limit the Combined Company's ability to use processes covered by such patents or expose the Combined Company to claims of patent infringement or otherwise require the Combined Company to seek to obtain related licenses. There can be no assurance that such licenses would be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Potential Liability to Clients. Many of USWeb's and CKS Group's consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of their clients' businesses. The Combined Company's failure or inability to meet a client's expectations in the performance of its services could injure the Combined Company's business reputation or result in a claim for substantial damages against the Combined Company, regardless of its responsibility for such failure. In addition, USWeb and CKS Group possess technologies and content that may include confidential or proprietary client information. Although USWeb and CKS Group have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. USWeb and CKS Group have attempted to limit contractually their damages arising from negligent acts, errors, mistakes or omissions in rendering professional services; however there can be no assurance that any contractual protections will be enforceable in all instances or would otherwise protect the Combined Company from liability for damages. Although USWeb and CKS Group maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Combined Company that are uninsured, exceed available insurance coverage or result in changes to USWeb's or CKS Group's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could adversely affect the Combined Company's business, results of operations and financial condition.

Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in the next 15 months, computer systems and software used by many companies, including customers and potential customers of USWeb, may need to be upgraded to comply with such "Year 2000" requirements. USWeb is in the process of conducting an internal review of all systems and contacting all software suppliers to determine major areas of exposure to Year 2000 issues. Although USWeb's core financial and reporting systems have been identified as being Year 2000 compliant due to their recent implementation, a number of applications are not yet Year 2000 compliant. USWeb is in the process of correcting areas of exposure. CKS Group's core financial and reporting systems have also been identified as being Year 2000 compliant, although a number of ancillary applications may not yet be Year 2000 compliant. CKS Group is also conducting an internal review of all systems and contacting software suppliers and is in the process of correcting areas of exposure to Year 2000 issues. CKS Group has not determined an estimate of the costs required to correct non-complying features, if any, and such costs could have a material adverse effect on the Combined Company's business, results of operations and financial condition.

Although USWeb and CKS Group believe that their internal systems are Year
2000 compliant, failure to provide Year 2000 compliant business solutions to their customers could result in liability to the Combined Company or otherwise have a material adverse effect on the Combined Company's business, results of operations, financial condition and prospects. Furthermore, USWeb and CKS Group believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by USWeb or CKS Group, which could result in a material adverse effect on the Combined Company's business, results of operations and financial condition. In the third-party area, each of USWeb and CKS Group has begun contacting its major suppliers. Most of these parties have stated that they intend to be Year 2000 compliant by Year 2000. Any failure of these third parties systems to timely achieve Year 2000 compliance could have a material adverse effect on the business, financial condition, results of operations and prospects of the Combined Company.

Future Capital Needs; Uncertainty of Additional Financing. USWeb and CKS
Group currently anticipate that their available cash resources and credit facilities will be sufficient to meet the Combined Company's presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Combined Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Combined Company's future liquidity and capital requirements will depend upon numerous factors, including the success of the Combined Company's existing and new service offerings and competing technological and market developments. The Combined Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements, particularly as its acquisition strategy matures. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Combined Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants, which may limit the Combined Company's operating flexibility with respect to certain business matters. Strategic arrangements, if necessary to raise additional funds, may require the Combined Company to relinquish its rights to certain of its intellectual property or selected business opportunities. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Combined Company will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Combined Company's Common Stock. If adequate funds are not available on acceptable terms, the Combined Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects. See "USWeb Corporation--USWeb Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Government Regulation and Legal Uncertainties. USWeb and CKS Group are not currently subject to direct government regulation, other than pursuant to certain franchising regulations, the securities laws and the regulations thereunder applicable to all publicly owned companies, and laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. For example, the Telecommunications Act of 1996 (the "Telecommunications Act") imposes criminal penalties on anyone who distributes obscene or indecent communications over the Internet. Although the anti-indecency provisions of the Telecommunications Act have been declared unconstitutional by the federal courts, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of the Internet and therefore demand for the Combined Company's services. In addition, because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, which regulations could negatively affect client demand for Internet solutions that facilitate electronic commerce. Moreover, the adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Combined Company's services or increase the cost of doing business or in some other manner have a material adverse effect on the Combined Company's business, financial condition, results of operations or prospects. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the Combined Company's services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Combined Company's business, financial condition, results of operations and prospects.

Dependence on Key Accounts. CKS Group's five largest clients accounted for 39% and 37% of CKS Group's revenues for the fiscal years ended November 30, 1996 and November 30, 1997, respectively, with fluctuations in the amount of revenue contribution from each such client from quarter to quarter. Audi of America, Inc. and Computer Associates International, Inc., CKS Group's two largest clients during the fiscal year ended November 30, 1997, accounted for approximately 15% and 7% of CKS Group's revenues, respectively, during the period. Since many of CKS Group's clients generally retain CKS Group on a project by project basis, a client from whom CKS Group generates substantial revenue in one period may not be a substantial source of revenue in a subsequent period. For example, of the five largest clients (in terms of fees paid to CKS Group) during the fiscal year ended November 30, 1997, only two were in the top five for the fiscal year ended November 30, 1996. To the extent that any of CKS Group's major clients does not remain a significant source of revenues, there could be a direct and immediate material adverse effect on the Combined Company's business, financial condition, results of operations and prospects. For instance, one of CKS Group's major clients, Barnett Bank, was acquired during the fourth quarter of 1997 and, as a result, substantially reduced its level of spending with CKS Group. This reduction in spending contributed to a significant decline in CKS Group's earnings during that quarter. Historically, CKS Group's typical project has lasted only four to six weeks, and once a project is completed there can be no assurance that a client will engage CKS Group for further services. In addition, CKS Group's clients may unilaterally reduce their use of CKS Group's services or terminate existing projects without penalty. The termination of CKS Group's business relationship with any of its significant clients or a material reduction in the use of CKS Group's services by a significant client may have a material adverse effect on the Combined Company's business, financial condition and operating results.

Risks of Franchising. USWeb has entered into franchise agreements with certain franchisees (each an "Affiliate"), which manage a number of its consulting offices. While these agreements permit USWeb to terminate the franchise relationship if an Affiliate continues to underperform relative to other Affiliates, such an Affiliate must be given at least 12 months to improve its performance. Consequently, a significantly underperforming Affiliate could adversely affect USWeb's, and correspondingly the Combined Company's, reputation. In addition, a terminated Affiliate may refuse to comply with the terms of the franchise agreement relating to relinquishment of the USWeb brand and other USWeb intellectual property or initiate litigation against the Combined Company. The operational autonomy granted to each Affiliate through the franchise structure, together with the absence of certain territorial restrictions on its activities, may inhibit the Combined Company's control over its market presence or enable the Affiliate to compete with company-owned offices for client engagements. Further, despite implementation of contractual safeguards and insurance against such a possibility, the Combined Company may be held by a court to be responsible for some action or liability of an Affiliate. Varying rights and protections under different state laws, lack of control of Affiliate actions, or findings of vicarious liability for Affiliate actions could have a material adverse effect on the Combined Company's business, operating results and financial condition. USWeb has been named as a defendant in a lawsuit filed in the Superior Court of California for the County of Los Angeles on June 10, 1998, by Larmark Inc. alleging, among other claims, breach of contract against USWeb's former affiliate "SystemLogic" in Santa Monica, California, and apparent agency of USWeb. USWeb believes the claims are without substantial merit and intends to defend itself vigorously against the claims made. In addition, if a significant portion of the Affiliates chose not to work cooperatively, or if any significant Affiliate or group of Affiliates were to leave the USWeb network, the network would be correspondingly weaker. Furthermore, although for a period of two years after the end of the Affiliate relationship, the Affiliate and key persons associated with the Affiliate are prohibited from certain activities in competition with the Combined Company and from soliciting the Combined Company employees for alternate employment, enforceability of these restrictions will vary depending on applicable state law. To the extent that the action or inaction of any Affiliate proves deleterious to the reputation associated with the USWeb or the Combined Company brand, the Combined Company's business, results of operations and financial condition could be materially adversely affected.

Effect of Certain Provisions; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The board of directors of the Combined Company (the "Combined Company Board") will have the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of the common stock of the Combined Company will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Further, certain provisions of Delaware law and the Combined Company's Certificate of Incorporation and Bylaws could delay or impede a merger, tender offer or proxy contest involving the Combined Company. While such provisions are intended to enable the Combined Company Board to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the common stock of the Combined Company. See "Comparison of Capital Stock."

Concentration of Stock Ownership. The present directors, executive officers and their respective affiliates beneficially own a substantial portion, although less than a majority, of the outstanding Common Stock of the Combined Company. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Combined Company. See "Principal Stockholders" and "Description of Capital Stock," "--Effect of Certain Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

Susceptibility to General Economic Conditions. CKS Group's and USWeb's revenues and results of operations are subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession in the United States, then the Combined Company expects that business enterprises, including its clients and potential clients, likely will substantially and immediately reduce their budgets. Because certain of CKS Group's and USWeb's largest clients have substantial overseas operations, their budgets may also be adversely affected by economic conditions in overseas markets, including the recent volatility in Asian and Russian economies and Asian and Russian currency and securities markets. In the event of such an economic downturn, the Combined Company's business, financial condition, results of operations and prospects would not be materially and adversely affected.